Exhibit 10.24C

AMENDED AND RESTATED

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amended and Restated Research, Development and Collaboration Agreement (this “Agreement”) is effective as of July 1, 2008 (the “Effective Date”) by and between Novartis Vaccines and Diagnostics, Inc. (f/k/a Chiron Corporation), a Delaware corporation with offices at 4650 Horton Street, Emeryville, California 94608 (together with its Affiliates, “NVDI”), and XOMA (US) LLC, a Delaware limited liability company with offices at 2910 Seventh Street, Berkeley, California 94710 (together with its Affiliates, “XOMA”). NVDI and XOMA are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” When used in this Agreement, capitalized terms shall have the meanings set forth in Article 1.

RECITALS

1. The Parties established a collaborative relationship to research, develop and commercialize antibody products in the field of oncology pursuant to that certain agreement executed on February 27, 2004 by and between the Parties (the “Initial Agreement”).

2. The Parties entered into that certain Research, Development and Commercialization Agreement dated as of May 26, 2005 (the “Original Agreement”) to replace the Initial Agreement to set forth in further detail the terms of the collaborative relationship between the Parties.

3. The Parties now wish to amend and restate the Original Agreement on the terms set forth below.

IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1 “Accounting Standards” means (a) with respect to NVDI, International Financial Reporting Standards, and (b) with respect to XOMA, United States generally accepted accounting principles, in each case consistently applied and as in effect from time to time.

1.2 “Affiliate” means any entity that is controlled by, controls or is under common control with NVDI or XOMA, as applicable. For such purpose, the term “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question, or more than fifty percent (50%) interest in the income of the entity in question; or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.3 “Agreement Product” means any of the Collaboration Products, Resumed Products, Reactivated Products and Ongoing Products.

1.4 “Agreement Target” means each of the Targets in the Original Collaboration immediately prior to the Effective Date as set forth on Schedule 1.4.

1.5 “Antibody” means any immunoglobulin molecule whether in monospecific or any other form and shall include, without limitation, immunoglobulin fragments, such as Fv, Fab, F(ab’) and single-chain antibodies.

1.6 “Antibody Product” means any composition of matter or article of manufacture consisting essentially of an Antibody alone or integrally associated with a composition of matter or article of manufacture (including without limitation conjugates bound to a toxin, label or other moiety) providing therapeutic, half-life, safety or other advantages to the Antibody. For the avoidance of doubt, Antibody Product does not include gene therapy products, Fc fusion proteins lacking antibody variable domains or viral conjugates.

1.7 “BLA” means a biologics license application with the FDA as more fully described at 21 CFR § 601.2, or successor equivalent.

1.8 “Collaboration Inventions” means any and all Inventions Controlled by a Party and made, conceived, reduced to practice or otherwise acquired or licensed, either alone or jointly with another, on or after the Effective Date of the Initial Agreement and before the Effective Date and arising out of the activities of the Parties under the Original Collaboration and pursuant to research and development plans and budgets approved under the Initial Agreement or the Original Agreement, excluding, however, any and all Inventions encompassed within the Expression and Engineering Technologies. For the avoidance of doubt, (a) any and all such Inventions which constitute an improvement to either NVDI Background IP or XOMA Background IP made, conceived, reduced to practice or otherwise acquired or licensed on or after the Effective Date of the Initial Agreement and before the Effective Date and in the course of the Original Collaboration shall be deemed to be Collaboration Inventions, and (b) any and all Inventions made, conceived, reduced to practice or otherwise acquired or licensed on or after the Effective Date shall not be Collaboration Inventions. Notwithstanding the foregoing, the Parties acknowledge that, to the extent any Collaboration Invention is covered by a license or other agreement with a Third Party, such Collaboration Invention shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement.

1.9 “Collaboration IP” means any and all Collaboration Know-How and any and all Collaboration Patent Rights.

1.10 “Collaboration Know-How” means any and all Know-How Controlled by a Party and made, conceived, reduced to practice or otherwise acquired or licensed, either alone or jointly with others, on or after the Effective Date of the Initial Agreement and before the Effective Date and arising out of the activities of the Parties under the Original Collaboration and pursuant to research and development plans and budgets approved under the Initial Agreement or the Original Agreement that is necessary or useful in the research, development, manufacture or commercialization of a Collaboration Product, excluding, however, any and all Know-How encompassed within the Expression and Engineering Technologies. For the avoidance of doubt, (a) any and all such Know-How which constitutes an improvement to either NVDI Background IP or XOMA Background IP made, conceived, reduced to practice or otherwise acquired or licensed on or after the Effective Date of the Initial Agreement and before the Effective Date and in the course of the Original Collaboration shall be deemed to be Collaboration Know-How, and (b) any and all Know-How made, conceived, reduced to practice or otherwise acquired or licensed on or after the Effective Date shall not be Collaboration Know-How. Notwithstanding the foregoing, the Parties acknowledge that, to the extent any Collaboration Know-How is covered by a license or other agreement with a Third Party, such Collaboration Know-How shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement.

1.11 “Collaboration Patent Rights” means Patent Rights claiming Collaboration Inventions.

1.12 “Collaboration Product” means any Antibody Product that: (a) binds to CD40 or [*] and (b) is identified, generated or otherwise created, or acquired from a Third Party, by either Party before or after the Effective Date, provided, however, that such Antibody Product shall cease to be a Collaboration Product when the Target it binds to becomes a Pending Target pursuant to Section 2.1(d)(i), and provided, further that, if such Target again becomes a Collaboration Target pursuant to Section 2.1(d)(ii), such Antibody Product, as well as any other Antibody Product that binds to the same Target and that has been, or is later, identified, generated or otherwise created, or acquired from a Third Party by either Party at any time, shall again become a Collaboration Product.

1.13 “Collaboration Target” means each of CD40 and [*] unless or until either or both of such Targets become Pending Targets pursuant to Section 2.1(d)(i), but subject to either or both of such Targets again becoming Collaboration Targets pursuant to Section 2.1(d)(ii).

1.14 “Commercially Reasonable and Diligent Efforts” means, with respect to the efforts to be expended by a Party hereunder, efforts and resources comparable to those used by the Top 10 Pharmaceutical Companies (with respect to NVDI), or an appropriately funded biotechnology company of comparable market capitalization (with respect to XOMA) as would reasonably be expected to be exerted or employed for a product proprietary to that company, which product is of similar market potential (taking into account the relevant patent and proprietary position) at a similar stage in its development or product life to the applicable Target, Antibody or Antibody Product (or another comparable product if no such Antibody Product exists), utilizing sound and reasonable scientific, business, (where relevant) pre-clinical and clinical practice and judgment in order to develop and commercialize such product in a timely manner. A Party’s obligation to devote Commercially Reasonable Efforts may be satisfied by that Party’s or its Affiliate’s efforts.) Notwithstanding the foregoing, to the extent that the performance of a Party’s responsibilities hereunder is adversely affected by the other Party’s failure to perform its responsibilities hereunder, such Party shall not be deemed to have failed to use Commercially Reasonable and Diligent Efforts in performing such responsibilities.

1.15 [*]

1.16 “Confidential Information” means all know-how, inventions, technical, marketing, financial or other similar information, including without limitation proprietary information and biological and other tangible materials (whether or not patentable). Materials, know-how or other information that is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if such information is of the type that should reasonably have been considered confidential by the receiving Party at the time of disclosure, given the circumstances surrounding the disclosure of such materials, know-how or other information.

1.17 “Control” or “Controlled” means, with respect to any Know-How or Patent Rights, possession of the ability (whether arising by ownership or license) to grant rights, ownership, access, a license or a sublicense (as applicable) to such intellectual property as provided for herein without violating the terms of any written agreement with a Third Party entered into prior to the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.18 “Controlling Party” means (a) with respect to Collaboration Inventions and Post-Effective Date Inventions made, conceived or reduced to practice in the course of a Collaboration Project or in the course of developing or commercializing a Collaboration Product, and all Collaboration Patent Rights and Post-Effective Date Patent Rights covering or claiming any such Invention(s), NVDI, (b) with respect to Collaboration Inventions and Post-Effective Date Inventions made, conceived or reduced to practice in the course of a Resumed Project or in the course of developing or commercializing a Resumed Product, and all Collaboration Patent Rights and Post-Effective Date Patent Rights covering or claiming any such Invention(s), XOMA, (c) with respect to Collaboration Inventions and Post-Effective Date Inventions made, conceived or reduced to practice in the course of a Reactivated Project or an Ongoing Project, and all Collaboration Patent Rights and Post-Effective Date Patent Rights covering or claiming any such Invention(s), the Party progressing such Reactivated Project or Ongoing Project, and (d) with respect to Collaboration Inventions and Post-Effective Date Inventions made, conceived or reduced to practice in the course of Preliminary Research with respect to a particular Inactive Project, and all Collaboration Patent Rights and Post-Effective Date Patent Rights covering or claiming any such Invention(s), the Party conducting such Preliminary Research.

1.19 “Effective Date of the Initial Agreement” means February 27, 2004.

1.20 “Expression and Engineering Technologies” means (a) the bacterial cell expression technology Controlled by XOMA Ireland Limited and subsequently licensed to XOMA (with the right to sublicense hereunder) and any improvements thereto which are made, conceived, reduced to practice or otherwise acquired or licensed on or after the Effective Date of the Initial Agreement and before the Effective Date and in the course of the Original Collaboration, and (b) the Human Engineering™ Technology.

1.21 “FDA” means the United States Food and Drug Administration and any successor agency.

1.22 “Human Engineering Technology” means the Human Engineering™ technology Controlled by XOMA Ireland Limited and subsequently licensed to XOMA (with the right to sublicense hereunder) and any improvements thereto which are made, conceived, reduced to practice or otherwise acquired or licensed on or after the Effective Date of the Initial Agreement and before the Effective Date and in the course of the Original Collaboration.

1.23 “Inactive Product” means: (a) in the case where CD40 or [*] is the Inactive Target, an Antibody Product that is deemed an Inactive Product pursuant to Section 2.1(d)(iv); (b) in the case where an Inactive Target becomes a Reactivated Target and later becomes an Inactive Target again pursuant to Section 2.2(d), an Antibody Product that is deemed an Inactive Product pursuant to Section 2.2(d); and (c) in the case of any other Inactive Target, (i) an Antibody Product that binds to such Inactive Target and that was initially identified, generated or otherwise created, or acquired from a Third Party, by either Party in the course of the Original Collaboration, or (ii) any other Antibody Product that also binds to such Inactive Target and that is derived from, or derived from the use of, an Antibody Product referred to in clause (i) of this sentence.

1.24 “Inactive Target” means any Agreement Target that is not subject to a Project. The Inactive Targets existing as of the Effective Date are set forth on Schedule 1.24.

1.25 “IND” means an investigational new drug application with the FDA as more fully described at 21 CFR § 312.20, or successor equivalent, or a comparable filing with a Regulatory Authority outside the United States.

1.26 “Inventions” means any and all inventions, discoveries or ideas, and improvements thereto (whether or not patentable).

1.27 “Know-How” means any and all know-how, trade secrets, data, processes, techniques, procedures, compositions, materials, devices, methods, formulas, protocols, pre-clinical and clinical data and information, including any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format.

1.28 “Net Sales” means the gross invoice price of Products sold by or on behalf of NVDI (or its Affiliates or sublicensees) for sale of Collaboration Products, NVDI Ongoing Products and NVDI Reactivated Products, or XOMA (or its Affiliates or sublicensees) for sale of Resumed Products, XOMA Ongoing Products and XOMA Reactivated Products, as the case may be (each, a “Selling Entity”), in each case to Third Parties, in bona fide, arms-length transactions after deduction of all of the following (reasonably documented):

(a) [*]

all as determined in accordance with the Selling Entity’s usual and customary Accounting Standards as consistently applied by the Selling Entity.

Amounts invoiced between a Selling Entity and its Affiliates for quantities of Product for use in clinical trials or for resale, or by a Selling Entity or its Affiliates to permitted sublicensees of the license(s) granted hereunder for resale shall not be included in the calculation of Net Sales.

Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

Net Sales of any Product sold by or on behalf of a Selling Entity or its Affiliates as part of a product that in addition to Product contains one or more other active ingredients (a “Combination Product”), shall be calculated as follows:

(1)	The Net Sales for the purpose of determining royalty-style payments on sales of the Combination Product shall be calculated by [*].

(2)	[*]

1.29 “NVDI Background IP” means any and all Know-How and Patent Rights (including, for example, intellectual property relating to Agreement Targets) Controlled by NVDI as of the Effective Date of the Initial Agreement (or, in the case of intellectual property relating to Agreement Targets accepted for inclusion in the Original Collaboration pursuant to Section 3.3(d) of the Original Agreement after the Effective Date of the Initial Agreement, as of the date on which each such Agreement Target was so accepted) that are [*] for (a) research relating to Agreement Target(s) or (b) research, development, manufacture or commercialization of Resumed Products, XOMA Ongoing Products or XOMA Reactivated Products. NVDI Background IP also includes any and all Know-How and Patent Rights that are necessary for either of the purposes set forth in clauses (a) and (b) of the immediately preceding sentence and that came to be Controlled by NVDI after the Effective Date of the Initial Agreement and either (x) before the Effective Date but not in the course of the Original Collaboration or (y) on or after the Effective Date, except (i) to the extent the inclusion of such Know-How and Patent Rights in NVDI Background IP would constitute a breach or violation of or a default under, or would otherwise be inconsistent with, the terms and provisions of any license or other agreement giving rise to or governing such Know-How or Patent Rights, and (ii) that, in the event the inclusion of such Know-How or Patent Rights in NVDI Background IP would subject either or both of the Parties to additional financial or other adverse obligations to a Third Party, such Know-How or Patent Rights shall not be so included in NVDI Background IP unless the Parties so agree (which agreement shall not be unreasonably withheld or delayed). For the avoidance of doubt, the Parties acknowledge that, to the extent any NVDI Background IP is covered by a license or other agreement with a Third Party, such NVDI Background IP shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement. NVDI Background IP shall include, without limitation, those licenses, patents and patent applications set forth on Schedule 1.29.

1.30 “Original Collaboration” means the collaborative relationship between the Parties as governed by the Initial Agreement and the Original Agreement during the period from the Effective Date of the Initial Agreement through the Effective Date.

1.31 “Patent Rights” means (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof and (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority for whatever reason (and from which no appeal is or can be taken), and/or abandoned, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.32 “Phase I Clinical Trial” means that portion of the process seeking Regulatory Approval which provides for human trials for the purposes of determining toxicity, metabolism, absorption, elimination and other pharmacological action, as more fully described at 21 CFR § 312.21(a).

1.33 “Phase II Clinical Trial” means that portion of the process seeking Regulatory Approval which provides for human trials for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication, as more fully described at 21 CFR § 312.21(b).

1.34 “Phase III Clinical Trial” means that portion of the process seeking Regulatory Approval which provides for human trials on sufficient numbers of patients intended for the purposes of (a) establishing safety and efficacy for an intended use; and (b) defining warnings, precautions and adverse reactions in the dosage to be prescribed, as more fully described at 21 CFR § 312.21(c).

1.35 “Post-Effective Date Inventions” means any and all Inventions Controlled by a Party and made, conceived, reduced to practice or otherwise acquired or licensed, either alone or jointly with another, on or after the Effective Date and arising out of the activities of such Party in connection with the development or commercialization of Collaboration Products, NVDI Ongoing Products, Resumed Products, XOMA Ongoing Products or Reactivated Products. For the avoidance of doubt, any and all Inventions comprising the Expression and Engineering Technologies as such technologies exist on or after the Effective Date shall not be Post-Effective Date Inventions. Notwithstanding the foregoing, the Parties acknowledge that, to the extent any Post-Effective Date Invention is covered by a license or other agreement with a Third Party, such Post-Effective Date Invention shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement.

1.36 “Post-Effective Date Patent Rights” means Patent Rights claiming or covering Post-Effective Date Inventions.

1.37 “Project” means any of the Collaboration Projects, Pending Projects, Resumed Projects, Reactivated Projects or Ongoing Projects. For clarity, each Project shall consist of research and development activities relating to a particular Agreement Target and the Agreement Products corresponding to such Agreement Target.

1.38 “R&D Plans and Budgets” means research and development plans and budgets relating to Agreement Targets and Agreement Products approved in accordance with the terms of the Original Agreement, as in effect immediately prior to the Effective Date.

1.39 “Regulatory Approval” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity necessary for the manufacture and sale of any Agreement Product in a regulatory jurisdiction.

1.40 “Regulatory Authority” means any national (e.g., the FDA), supranational (e.g., the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approvals for pharmaceutical products.

1.41 “Royalty-Style Payment Period” means with respect to any Collaboration Product, Resumed product, NVDI Ongoing Product, XOMA Ongoing Product or Reactivated Product, the longer of (i) the period during which such Product is covered by a Valid Claim of Related XOMA Patent Rights or Related NVDI Patent Rights as the case may be or (ii) twenty (20) years from the launch of such Product on a country-by-country basis.

1.42 [*]

1.43 “Target” means any biological molecule that is believed to be accessible to an Antibody.

1.44 “Third Party” means any person or entity other than NVDI or XOMA or their respective Affiliates.

1.45 “Top 10 Pharmaceutical Companies” means [still to be provided by NVDI].

1.46 “United States” or “U.S.” means the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.

1.47 “Valid Claim” means a claim of an issued Patent Right that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or a judgment from which no appeal was taken within the allowable time period).

1.48 “XOMA Background IP” means any and all Know-How and Patent Rights (including, for example, intellectual property relating to Agreement Targets) Controlled by XOMA as of the Effective Date of the Initial Agreement (or, in the case of intellectual property relating to Agreement Targets accepted for inclusion in the Original Collaboration pursuant to Section 3.3(d) of the Original Agreement after the Effective Date of the Initial Agreement, as of the date on which each such Agreement Target was so accepted) that are [*] for (a) research relating to Agreement Target(s) or (b) research, development, manufacture (including expression vectors and other technology for expression of proteins in mammalian and other non-bacterial cells) or commercialization of Collaboration Product(s), NVDI Ongoing Product(s) or NVDI Reactivated Product(s). XOMA Background IP shall also include any and all Know-How and Patent Rights that are necessary for either of the purposes set forth in clauses (a) and (b) of the immediately preceding sentence and that came to be Controlled by XOMA on or after the Effective Date of the Initial Agreement and either (x) before the Effective Date but not in the course of the Original Collaboration or (y) on or after the Effective Date, except (i) to the extent the inclusion of such Know-How and Patent Rights in XOMA Background IP would constitute a breach or violation of or a default under, or would otherwise be inconsistent with, the terms and provisions of any license or other agreement giving rise to or governing such Know-How or Patent Rights, and (ii) that, in the event the inclusion of such Know-How or Patent Rights in XOMA Background IP would subject either or both of the Parties to additional financial or other adverse obligations to a Third Party, such Know-How or Patent Rights shall not be so included in XOMA Background IP unless the Parties so agree (which agreement shall not be unreasonably withheld or delayed). For the avoidance of doubt, the Parties acknowledge that, to the extent any XOMA Background IP is covered by a license or other agreement with a Third Party, such XOMA Background IP shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement. XOMA Background IP shall include, without limitation, those licenses, patents and patent applications set forth on Schedule 1.48. Notwithstanding any provision of this Agreement to the contrary, XOMA Background IP shall not include the Expression and Engineering Technologies.

In addition, the following terms have the meanings given them in the corresponding Sections of this Agreement:

Term	Section
Agreement	Introduction
Article 10 Disputes	10.1
Assignment Date	11.1(b)
Claims	4.1
Collaboration Projects	2.1(a)
Coordination Committee	2.3(b)
Effective Date	Introduction
Exclusivity Period	2.1(d)(iv)
Inactive Project	2.1(d)(iv)
Initial Agreement	Recitals
Interest Period	3.12
Interest Rate	3.12
Losses	8.5(a)
Match Period	2.2(c)(ii)
Match Right Period	2.2(c)(ii)
NVDI	Introduction
NVDI Ongoing Product	2.2(c)(i)(B)
NVDI Ongoing Project	2.2(c)(i)(B)

NVDI Reactivated Product	2.2(b)
NVDI Reactivated Project	2.2(b)
NVDI Releasees	4.1
NVDI Releasors	4.2
Ongoing Product	2.2(c)(i)(B)
Ongoing Project	2.2(c)(i)(B)
Original Agreement	Recitals
Party/Parties	Introduction
Pending Product	2.1(d)(i)
Pending Project	2.1(d)(i)
Pending Target	2.1(d)(i)
Phase III Decision Point	2.2(c)(ii)
Preliminary Research	2.2(a)
Proof-of-Concept Data	2.2(b)
Reactivated Product	2.2(b)
Reactivated Project	2.2(b)
Reactivated Target	2.2(b)
Related NVDI Patent Rights	7.2(b)
Related XOMA Patent Rights	7.2(c)
Requesting Party	2.4
Resumed Product	2.1(d)(ii)
Resumed Project	2.1(d)(ii)
Resumed Target	2.1(d)(ii)
Responding Party	2.4
Secured Note Agreement	3.1
Security Agreement	3.2
Term	9.1
Third Party Background IP Agreements	3.6(f)
Third Party Transaction	2.2(c)(ii)
Transition Period	2.1(b)
Trigger Date	2.1(d)(ii)
XOMA	Introduction
XOMA Ongoing Product	2.2(c)(i)(B)
XOMA Ongoing Project	2.2(c)(i)(B)
XOMA Reactivated Product	2.2(b)
XOMA Reactivated Project	2.2(b)
XOMA Releasees	4.2
XOMA Releasors	4.1

ARTICLE 2

RESEARCH AND DEVELOPMENT

2.1 Collaboration Targets; Resumed Targets.

(a) NVDI Control. XOMA and NVDI have been conducting research and development activities relating to Collaboration Targets and Collaboration Products in accordance with existing R&D Plans and Budgets (the “Collaboration Projects”). Commencing upon the Effective Date, NVDI will assume complete control over the conduct of the Collaboration Projects, but in any event consistent with existing protocols and applicable legal requirements. NVDI shall have the sole decision-making authority and responsibility, to be exercised at its sole discretion (subject to its obligations under Section 2.1(c)), without consultation with XOMA or any other entity, regarding all development, research, manufacturing, regulatory, safety, marketing and commercialization activities related to such Collaboration Products anywhere in the world, including rights and decision-making authority regarding involvement by Third Parties. Notwithstanding the foregoing or any other provision hereof to the contrary, NVDI will inform XOMA in a timely manner of any correspondence or other communication with any Regulatory Authority regarding the regulatory status of, or that otherwise relates to the regulatory process concerning, the cell line provided by XOMA to NVDI for use in connection with the Agreement Target known as [*].

(b) Transition Period. For a period of [*] days following the Effective Date (or until such period is earlier terminated by agreement of the Parties) (the “Transition Period”), (i) XOMA shall use Commercially Reasonable and Diligent Efforts, as specifically requested by NVDI and at NVDI’s expense, to assist in the orderly and timely transfer of responsibilities and necessary materials to the control of NVDI in order to give effect to Section 2.1(a), and (ii) from time to time at NVDI’s sole discretion, NVDI may (but has no obligation to) propose to XOMA that XOMA assist in research and/or development activities related to, or provide other services in connection with, one or more Collaboration Projects. XOMA will consider such proposal, but has no obligation to undertake any such activities or to provide any such services. If NVDI and XOMA agree to have XOMA assist in such activities or provide such services, then the Parties shall negotiate in good faith with respect to terms under which XOMA would do so. Within [*] after the Effective Date, XOMA shall provide to NVDI all reasonably useful data and information in its possession, which shall include without limitation production cell lines, cell banks, production batch records, clinical trial materials, research and assay reagents, test methods and regulatory submissions, relating to Collaboration Projects. From time to time at NVDI’s sole discretion, NVDI may (but shall have no obligation to) propose to XOMA that XOMA assist in providing information and expertise to NVDI to assist NVDI in preparing regulatory filings and responding to Regulatory Authority inquiries regarding INDs and/or BLAs relating to one or more Collaboration Products [*]. XOMA will consider any such proposal in good faith, but shall have no obligation to undertake any such activities or to provide any such services. If NVDI and XOMA agree to have XOMA assist in such activities or provide such services, then the Parties shall negotiate in good faith with respect to terms under which XOMA would do so. Following the Transition Period, XOMA shall have no obligation whatsoever under this Agreement to assist or provide any services to, and following such [*] XOMA shall have no obligation whatsoever under this Agreement to provide any materials to, NVDI in connection with the Collaboration Projects.

(c) Diligence. NVDI shall use Commercially Reasonable and Diligent Efforts in the development and commercialization of the Collaboration Products.

(i) Without limiting the generality of the foregoing, NVDI shall use Commercially Reasonable and Diligent Efforts to achieve each of the following diligence events:

(ii) [*]

(iii) [*]

(d) XOMA’s Right to Resumed Products.

(i) In the event NVDI decides not to proceed with all Collaboration Projects related to the development and/or commercialization of a particular Collaboration Product, NVDI shall promptly notify XOMA in writing of such decision, upon which notification such Collaboration Project(s) shall cease to be Collaboration Project(s) and shall be deemed “Pending Project(s)”, such Collaboration Product shall cease to be a Collaboration Product and shall be deemed a “Pending Product”, and the Target that is the subject of such Project shall cease to be a Collaboration Target and shall be deemed a “Pending Target.” In addition, if NVDI fails to use Commercially Reasonable and Diligent Efforts to develop and/or commercialize any Collaboration Product(s) with respect to a particular Collaboration Target, XOMA may notify NVDI in writing of such failure and NVDI shall have [*] after receiving such notification to remedy such failure. If NVDI fails to do so within such [*] (or, if such notice is disputed by NVDI, following resolution of such dispute in XOMA’s favor), the Collaboration Project(s) related thereto shall also cease to be Collaboration Project(s) and shall be deemed “Pending Project(s)”, each Collaboration Product related thereto shall also cease to be a Collaboration Product and shall be deemed a “Pending Product”, and the Target that is the subject of such Project shall cease to be a Collaboration Target and shall be deemed a “Pending Target.”

(ii) Within [*] after a Project becomes a Pending Project (the “Trigger Date”), NVDI shall provide to XOMA all reasonably useful data and information in its possession, which shall include without limitation production cell lines, cell banks, production batch records, clinical trial materials, research and assay reagents, test methods and regulatory submissions relating to such Pending Project. For a period of [*] after the Trigger Date, XOMA shall have the exclusive option to provide NVDI with written notice to assume complete control over such Pending Project. If XOMA does not exercise such option during such [*] period then from the expiration of such period until the end of the Exclusivity Period (as defined in Section 2.1(d)(iv) below), either Party shall have the option to provide the other Party with written notice to assume complete control over such Pending Project. Any such notification by XOMA shall not be construed as XOMA’s waiving any claims against NVDI. If NVDI resumes control over such Pending Project, then such Pending Project shall cease to be a Pending Project and shall again become a Collaboration Project, each Antibody Product related thereto shall cease to be a Pending Product and shall again be deemed a Collaboration Product, the Target that is the subject of such Project shall cease to be a Pending Target and shall again be deemed a Collaboration

Target, and the terms and conditions under this Agreement with respect to a Collaboration Project, Collaboration Product or Collaboration Target shall again apply thereto. If XOMA assumes control over such Pending Project, then such Pending Project shall cease to be a Pending Project and shall be deemed a “Resumed Project”, each Antibody Product related thereto, including any other Antibody Product that binds to the same Target and that has been, or is later, identified, generated or otherwise created, or acquired from a Third Party by either Party at any time, shall cease to be a Pending Product and shall be deemed a “Resumed Product”, and the Target that is the subject of such Project shall cease to be a Pending Target and shall be deemed a “Resumed Target”). XOMA shall thereupon have the sole decision-making authority and responsibility, to be exercised at its sole discretion, without consultation with NVDI or any other entity, regarding all research, development, manufacturing, regulatory, safety, marketing and commercialization activities related to such Resumed Project and all Resumed Product(s) anywhere in the world, including rights and decision-making authority regarding involvement by Third Parties, without any further obligation to NVDI, except under Section 3.6(b).

(iii) If XOMA assumes control over any Project pursuant to Section 2.1(d)(ii) above, for a period of at least [*] following receipt of such notice, NVDI shall use Commercially Reasonable and Diligent Efforts, as specifically requested by XOMA and at XOMA’s expense, to assist in the orderly and timely transfer of responsibilities and necessary materials to the control of XOMA in order to give effect to the last sentence of Section 2.1(d)(ii), which materials shall include without limitation production cell lines, cell banks, production batch records, clinical trial materials, research and assay reagents, test methods and regulatory submissions relating to such Resumed Projects. From time to time at XOMA’s sole discretion, XOMA may (but shall have no obligation to) propose to NVDI that NVDI assist in research and/or development activities related to, or provide other services in connection with, the development and/or commercialization of one or more Resumed Products. NVDI will consider such proposal in good faith, but shall have no obligation to undertake any such activities or to provide any such services. If NVDI and XOMA agree to have NVDI assist in such activities or provide such services, then the Parties shall negotiate in good faith with respect to terms under which NVDI would do so. Following the transition of such Resumed Products to XOMA, NVDI shall have no obligation whatsoever under this Agreement to assist, or provide any services or materials to, XOMA in connection with the development or commercialization of such Resumed Products.

(iv) Subject to Section 11.1(b), for the Exclusivity Period (as defined below) with respect to a particular Pending Project, neither Party shall have the right to develop and/or commercialize any Antibody Product binding to the applicable Pending Target, without first assuming control over such Pending Project pursuant to Section 2.1(d)(ii) above, in which case such Party shall develop and commercialize such Antibody Product as a Collaboration Product under such Collaboration Project, or a Resumed Product under such Resumed Project, as the case may be. “Exclusivity Period” shall mean the period commencing upon the first Trigger Date with respect to a particular Pending Project and continuing until the [*] provided that, (A) if NVDI assumes control over any Pending Project under Section 2.1(d)(ii) above as a Collaboration Project and later terminates all development efforts related thereto, so that such Project again becomes a Pending Project, then the Exclusivity Period shall commence upon the Trigger Date on which such Project became a Pending Project for the first time and shall expire upon [*]

or (B) if XOMA assumes control over any Pending Project under Section 2.1(d)(ii) above as a Resumed Project and later terminates all development efforts thereto, so that such Project again becomes a Pending Project, then [*]. At the end of the Exclusivity Period for a particular Pending Project, if neither Party is pursuing such Project as a Collaboration Project or Resumed Project, then such Pending Project shall cease to be a Pending Project and shall be deemed an “Inactive Project,” the Target that is the subject of such Project shall cease to be a Pending Target and shall be deemed an Inactive Target, and (C) each Antibody Product that had then been identified, generated or otherwise created, or acquired from a Third Party, by either Party that binds to the relevant Target, and (D) any other Antibody Product that also binds to the same Agreement Target and that is derived from, or derived from the use of, an Antibody Product referred to in clause (C) above, shall cease to be a Pending Product and be deemed an Inactive Product.

(v) For clarity, subject to Section 11.1(b), XOMA shall not have the right to, either by itself or in collaboration with a Third Party, develop, commercialize and/or provide related services with respect to any Antibody Product that binds to any Collaboration Target, and NVDI shall not have the right to, either by itself or in collaboration with a Third Party, develop, commercialize and/or provide related services with respect to any Antibody Product that binds to any Resumed Target. Otherwise, either Party shall be free, by itself or in collaboration with a Third Party, to develop, commercialize and/or provide related services with respect to products that bind to any of the Agreement Targets, subject to the limitations with respect to Pending Projects under this Section 2.1(d) and with respect to Inactive Projects under Section 2.2 below.

2.2 Inactive Targets.

(a) Activities with Respect to Inactive Targets.

(i) At any time(s), each Party shall have the right, at its sole discretion and expense, to perform preclinical research with respect to any Inactive Target and any Antibody Product related thereto, until such Party obtains Proof-of-Concept Data with respect to such Inactive Target (such preclinical research, the “Preliminary Research”). Upon the reasonable, written request of a Party intending to perform Preliminary Research with respect to an Inactive Target, the other Party will provide, at the requesting Party’s expense, any useful materials in its control relating directly and solely to such Inactive Target and created during the period from the Effective Date of the Initial Agreement through the Effective Date and as part of the Original Collaboration, which materials may include without limitation production cell lines, cell banks, production batch records, clinical trial materials, research and assay reagents, test methods and regulatory submissions relating to such Inactive Target but shall exclude any materials that the requesting Party could readily obtain from another source without undue expense or undue delay to such preclinical research.

(ii) To the extent a Party has generated during Preliminary Research, or at any time(s) plans to generate, any new Antibody Product that binds to any Inactive Target that is not an Inactive Product, it shall have the right to do so, free and clear of any obligations to the other Party under this Agreement, regardless of whether the other Party is pursuing the same Agreement Target through developing and/or commercializing any Antibody Product under this Section 2.2 as a Reactivated Product or an Ongoing Product.

(iii) To the extent a Party elects to further develop or optimize any Inactive Product, it shall do so pursuant to this Agreement and in particular the provisions of this Section 2.2.

(b) Right to Inactive Projects. In the event that a Party has obtained data from an animal proof-of-principle or animal proof-of-concept study with respect to any Inactive Product (the “Proof-of-Concept Data”), and intends to pursue human clinical trials of such Inactive Product, that Party shall notify the other Party in writing, and provide the other Party a written description of its Proof-of-Concept Data. Within [*] after such other Party receives such written notice, subject to the rest of this Section 2.2(b), such Inactive Product and any other Inactive Product related to the same Inactive Target shall cease to be an Inactive Product and shall be deemed a “Reactivated Product”, the development and/or commercialization activities with respect to such Inactive Target and each Reactivated Product related to such Inactive Target shall be deemed a “Reactivated Project”, and such Agreement Target shall be deemed a “Reactivated Target.” The Party which has first obtained the Proof-of-Concept Data shall have the exclusive right, as between the Parties, to further progress such Reactivated Project and to develop and commercialize each Reactivated Product related thereto, provided that the other Party shall maintain the right to develop and/or commercialize products (including Antibody Products) related to the same Inactive Target provided that such products do not comprise a Reactivated Product. A Reactivated Project under development or commercialization by NVDI shall be deemed an “NVDI Reactivated Project” and the Reactivated Product(s) thereunder, “NVDI Reactivated Product(s).” A Reactivated Project under development or commercialization by XOMA shall be deemed a “XOMA Reactivated Project” and the Reactivated Product(s) thereunder, “XOMA Reactivated Product(s).” If, upon receiving the notification from the first Party that it has obtained the Proof-of-Concept Data with respect to a particular Inactive Product, the other Party claims that it has also obtained Proof-of Concept Data for an Inactive Product related to the same Inactive Target, then such other Party shall notify the first Party in writing within [*] after receiving the notification from the first Party of such other Party’s claim. In such event, the Parties shall discuss in good faith to resolve such claim, and either Party may initiate the dispute resolution procedures set forth in Article 10 hereof to resolve such claim. The Party which has been determined by such resolution to have first obtained such Proof-of-Concept Data with respect to an Inactive Product related to such Inactive Target shall have the exclusive right, as between the Parties, to further progress such Project as a Reactivated Project and to develop and commercialize each Inactive Product related thereto as a Reactivated Product, pursuant to the terms and conditions of this Agreement. The Party not progressing any particular Reactivated Project shall have the match right pursuant to Section 2.2(c)(ii) below with respect to such Reactivated Project, and the potential opt-in rights under Sections 2.2(c)(i) and (iii) below. For clarity, any such opt-in right, if exercised with respect to any particular Reactivated Project, shall have the effect only of providing for the Party which made the opt-in payment to obtain an increased royalty-style payment on the Net Sales of the Agreement Products related thereto, and shall not allow such Party to actively participate in the progressing of such Project or the development and commercialization of such Agreement Products related thereto.

(c) Opt-In Right and Match Right.

(i) IND Filing Opt-In Rights.

(A) If, as a result of any research and development activities conducted with respect to a Reactivated Project, the Party advances the development of a Reactivated Product related thereto such that it has filed an IND for such Reactivated Product, then such Party shall have the right, but not the obligation, to offer the other Party the right to opt-in on such Reactivated Project pursuant to this Section 2.2(c). If such Party elects to offer the other Party such opt-in right, it shall provide written notice thereof, together with all reasonably useful data and information in its possession relating to such Reactivated Project, including the documentation for the filing of the IND. The Party receiving the opt-in offer shall have a period of [*] from the date it receives such notice, data and information to evaluate such data and information and to exercise its opt-in rights.

(B) If the Party exercises its opt-in right, the Party opting-in shall pay the Party who progressed the Reactivated Project a one-time option fee of [*]. Upon payment of such amount to the Party offering such opt-in right, the Reactivated Project shall cease to be a Reactivated Project and shall be deemed an “Ongoing Project” and each Reactivated Product related thereto shall cease to be a Reactivated Product and shall be deemed an “Ongoing Product.” Specifically, if NVDI has progressed such Reactivated Product, such Ongoing Project shall be deemed an “NVDI Ongoing Project” and each Reactivated Product related thereto, an “NVDI Ongoing Product”, and if XOMA has progressed such Reactivated Project, such Ongoing Project shall be deemed a “XOMA Ongoing Project” and each Reactivated Product related thereto, a “XOMA Ongoing Product.” In each case, such Ongoing Project and Ongoing Product shall be subject to the terms and conditions set forth in this Agreement applicable to such Ongoing Project and Ongoing Product including without limitation the terms and conditions under Sections 2.2(d) and (e), and Article 3.

(C) In the event that the Party receiving the opt-in offer of this Section 2.2(c) does not exercise its rights to opt in, the other Party shall be permitted to progress such Reactivated Project and to research, develop and commercialize all Reactivated Products related to such Reactivated Target, either alone or with a Third Party, free of any further obligation to the other Party under this Section 2.2.

(ii) Match Right. With respect to any Reactivated Project under development by a Party and for which such Party did not offer the opt-in right to the other Party pursuant to Section 2.2(c)(i) above, the other Party shall have a Match Right for such Reactivated Project at any time before the Phase III Decision Point (the “Match Right Period”). “Phase III Decision Point” means the time when the Party developing such Reactivated Project makes a decision, after a post-Phase II Clinical Trial meeting with the FDA or equivalent regulatory authority with respect to a Reactivated Product related thereto, to conduct a Phase III Clinical Trial with respect to such Reactivated Product. At any time during the Match Right Period with respect to such Reactivated Project, if the Party conducting the development of such Reactivated Project proposes to license or otherwise grant any development and commercialization rights to a Third Party with respect to such Reactivated Project or any Reactivated Product related thereto (a “Third Party Transaction”), then, prior to entering into a binding agreement with respect to the essential terms of such Third Party Transaction, such Party shall provide the other Party with written notice of such terms, together with all reasonably useful information, including all material information provided to the Third Party, to the extent such information was not previously provided to the receiving Party. The receiving Party shall have the right, in its sole discretion, to enter into an agreement with the offering Party on substantially the same terms as those contained in such notice by providing written notice of such election within thirty (30) days of receipt of such notice (the “Match Period”), provided that to the extent any of the material terms of the Third Party Transaction are specific to the Third Party, its products or business, XOMA and NVDI shall negotiate in good faith substitute terms which shall provide equivalent value therefor. In the event that the receiving Party does not exercise such right within the Match Period, the offering Party will be free to enter into the Third Party Transaction with the Third Party on the terms proposed (or on other terms no more favorable to the Third Party than those offered to the receiving Party). In the event the offering Party enters into such Third Party Transaction, such Party shall have no further obligation to the other Party with respect to such Reactivated Project except as set forth in Article 3.

(iii) Phase III Decision Point Opt-In Rights. In the event that the Party conducting the development of a Reactivated Project: (A) did not offer the opt-in right to the other Party pursuant to Section 2.2(c)(i) above; (B) did not enter into any Third Party Transaction with respect to such Reactivated Project and/or any Reactivated Product related thereto within the Match Right Period in compliance with Section 2.2(c)(ii); and (C) has advanced such Reactivated Project to a Phase III Decision Point, then:

(W) As soon as practicable following the occurrence of a Phase III Decision Point in respect of a Reactivated Product related to such Reactivated Project, the Party progressing such Reactivated Project shall have the obligation to offer the other Party the right to opt-in on such Reactivated Project and shall provide written notice thereof, together with all reasonably useful data and information in its possession relating to such Reactivated Project, including the memorandum contemplated by the clause (Z) below, to the other Party.

(X) The Party receiving such notice shall have a period of [*] from the date it receives such notice, data, information and memorandum, to evaluate such data, information and memorandum and to inform the other Party as to whether it will opt-in on such Reactivated Project. If the Party exercises its opt-in right, the Party opting-in shall pay the Party who progressed the Reactivated Project a one-time option fee of [*]. Upon payment of such amount to the Party offering such opt-in right, the Reactivated Project shall cease to be a Reactivated Project and shall be deemed an Ongoing Project, and each Reactivated Product related thereto shall cease to be a Reactivated Product and shall be deemed an Ongoing Product, in the same manner as set forth in Section 2.2(c)(i)(B) above.

(Y) In the event that the Party receiving opt-in offer of this Section 2.2(c)(iii) does not exercise its rights to opt in, the other Party shall be permitted to progress such Reactivated Project and to research, develop and commercialize all Reactivated Products related to such Reactivated Target, either alone or with a Third Party, free of any further obligation to the other Party under this Section 2.2.

(Z) Such Phase III Decision Point shall be evidenced by a memorandum to be delivered to the receiving Party together with a notice delivered pursuant to this Section 2.2(c)(iii), and such memorandum shall set forth (1) the rationale for the decision to conduct a Phase III Clinical Trial with respect to the particular Reactivated Product related to such

Reactivated Project, (2) the indication(s) to be pursued in connection with such Phase III, and (3) the estimated date of the first dosing of the first patient in such Phase III. In no event shall there occur the first dosing of the first patient in Phase III prior to delivery of such memorandum and the expiration of the opt-in rights contemplated by this Section 2.2(c)(iii)(Z).

(d) Termination of Development Activities. In the event a Party terminates the development activities with respect to a Reactivated Project or an Ongoing Project for which such Party has sole control and responsibility under Section 2.3 below, such Party shall notify the other Party in writing, and thereupon such Project shall again become an Inactive Project, the Target that is the subject of such Project shall again be deemed an Inactive Target, and each Inactive Product related thereto shall again be deemed an Inactive Product.

(e) Reactivation of Certain Inactive Projects. Notwithstanding Section 2.2(b), with respect to each Inactive Project that was deemed an Inactive Project under Section 2.1(d)(iv) or Section 2.2(d), either Party may progress such Inactive Project and conduct further development and commercialization with respect to the Inactive Products related thereto by providing the other Party with written notice, upon which notice such Project shall again become a Reactivated Project and each such Inactive Product related thereto shall again become a Reactivated Product, in each case subject again to the applicable terms under this Agreement and in particular the provisions under Sections 2.2 and 2.3.

2.3 Parties’ Responsibilities.

(a) NVDI shall have sole control and responsibility with respect to the research and development of the Agreement Targets that are the subjects of the Collaboration Projects, NVDI Reactivated Projects and NVDI Ongoing Projects, and the research, development, commercialization, regulatory affairs and manufacture (including clinical and commercial supply) of all Collaboration Products, NVDI Ongoing Products and NVDI Reactivated Products under this Agreement, in each case in compliance with all applicable laws and regulations. XOMA shall have sole control and responsibility with respect to the research and development of the Agreement Targets that are the subjects of the Resumed Projects, XOMA Reactivated Projects and XOMA Ongoing Projects, and the research, development, commercialization, regulatory affairs and manufacture (including clinical and commercial supply) of all Resumed Products, XOMA Ongoing Products and XOMA Reactivated Products under this Agreement, in each case in compliance with all applicable laws and regulations.

(b) Without limiting the foregoing, a coordination committee (the “Coordination Committee”) will be maintained to facilitate the sharing of information and ideas as reasonably necessary to enable the Parties to meaningfully preserve and exercise their rights and satisfy their obligations under this Agreement. The Coordination Committee will be comprised of three (3) representatives of each Party and will meet (which meetings may be in person, by videoconference or by teleconference) periodically at such times as the members of the Coordination Committee shall agree. Each Party will use Commercially Reasonable and Diligent Efforts to keep the other Party informed of developments of major clinical, medical or commercial relevance that could reasonably be expected to impact such other Party’s ability to meaningfully preserve and exercise its rights and satisfy its obligations under this Agreement.

2.4 Scientific/Regulatory Records; Inspection. Each Party agrees to keep and to require its Affiliates to keep, clear, accurate and complete records in accordance with good scientific practices for a period of at least [*] in sufficient detail to permit compliance with the requirements of this Article 2 (including without limitation with respect to (a) achievement of the events set forth in Section 2.1(c), (b) an Antibody Product’s status as an Inactive Product or Resumed Product, (c) an Agreement Target’s status as an Inactive Target or Resumed Target and (d) assembling, filing and maintaining of submissions to Regulatory Authorities). Upon the written request of a Party (the “Requesting Party”) and not more than once each calendar year, the other Party (the “Responding Party”) shall permit an independent consultant of recognized standing, selected by the Requesting Party and reasonably acceptable to the Responding Party, at the Requesting Party’s expense, to have access during normal business hours to the records of the Responding Party as is reasonably necessary to confirm compliance with the requirements of this Article 2 during any calendar quarter ending not more than [*] prior to the date of such request. The consultant shall disclose to both Parties whether the records confirm such compliance or not, and shall disclose to both Parties the specific details concerning any non-compliance. All information disclosed to such independent consultant, and any verbal or written disclosure by such independent consultant to the Parties, shall be deemed to be Confidential Information of the inspected Party.

ARTICLE 3

FINANCIAL PROVISIONS

3.1 Upfront Fee. As partial consideration for the release and control granted to NVDI under this Agreement, NVDI shall pay to XOMA a fee of thirteen million seven hundred thousand dollars ($13,700,000.00) (the “Upfront Fee”). Seven million five hundred thousand dollars ($7,500,000.00) of the Upfront Fee shall be paid in the form of a reduction in the outstanding balance due under the Secured Note Agreement, dated May 26, 2005, by and between the Parties (the “Secured Note Agreement”). The remaining six million two hundred thousand dollars ($6,200,000.00) of the Upfront Fee shall be paid within [*] following full execution of this Agreement.

3.2 Amendments to Security Agreement and Secured Note Agreement. The Security Agreement dated as of May 26, 2005 between the Parties (the “Security Agreement”) is hereby amended such that Section 2(a) of the Security Agreement is deleted in its entirety and replaced with the following: “the Company’s interest in the Collaboration and its share of Pre-tax Profits from Collaboration Products (as each such term is defined in the Collaboration Agreement), payable to the Company pursuant to Section 6.2 of the Collaboration Agreement as well as the Company’s interest in all milestone payments, royalty-style payments or option payments that may become due to Company pursuant to the Amended and Restated Research, Development and Commercialization Agreement, effective as of July 1, by and between Novartis Vaccines and Diagnostics, Inc. and XOMA (US) LLC; and”. The Secured Note Agreement is hereby amended such that Section 4(e) of the Secured Note Agreement is revised to strike the words “and royalties” each time they appear after the words “Pre-Tax Profits” and replace them with the following: “as well as the Company’s interest in all milestone payments, royalty-style payments or option payments that may become due to Company pursuant to the

Amended and Restated Research, Development and Commercialization Agreement, effective as of July 1, by and between Novartis Vaccines and Diagnostics, Inc. and XOMA (US) LLC”. The Secured Note Agreement and the Security Agreement shall continue in full force and effect in all other respects.

3.3 Milestone Payments. (a) In the event NVDI (or an affiliate) initiates a Phase 1 (or equivalent) trial in a non-oncology indication for HCD 122, NVDI shall pay XOMA a non-refundable milestone payment of [*]. (b) In the event NVDI (or an affiliate) initiates (i) a Phase III trial for HCD 122 in an oncology indication or (ii) a randomized Phase II trial with the agreement of FDA that it shall be a pivotal registration trial for HCD 122 in an oncology indication, NVDI shall pay to XOMA a non-refundable milestone of [*].

3.4 Payments under the Original Agreement. Without admitting any liability therefor, XOMA is expressly discharged and released from any responsibility for, and shall have no obligation with respect to, any and all of the costs, charges, expenses and other items set forth on Schedule 3.4 hereto as provided therein. Except as expressly set forth herein, each Party is responsible for, and will continue to be responsible for, any and all payments owing or accrued by such Party under the Original Agreement prior to the Effective Date. Without limiting the generality of the foregoing, the Parties acknowledge that, as provided in the Secured Note Agreement, XOMA [*] on the most recent Advance Date (as defined in the Secured Note Agreement), without adjustment therefor as provided in the definition of “Availability Amount” in the Secured Note Agreement, and XOMA agrees to [*] to NVDI within [*] days following full execution of this Agreement.

3.5 Expenses for Development and Commercialization. Without limiting the general effect of this Agreement as an amendment and restatement of the Original Agreement, the Parties acknowledge that, from and after the Effective Date, the profit-sharing provisions of the Original Agreement are of no further force or effect and that, except as expressly provided in this Agreement to the contrary, NVDI shall be responsible for all costs, charges and expenses relating to Collaboration Projects, NVDI Reactivated Projects and NVDI Ongoing Projects, and the development and commercialization of Collaboration Products, NVDI Reactivated Products and NVDI Ongoing Products incurred on or after the Effective Date. XOMA shall be responsible for all costs, charges and expenses relating to Resumed Projects, XOMA Reactivated Project and XOMA Ongoing Projects, and the development and commercialization of Resumed Products, XOMA Reactivated Products and XOMA Ongoing Products incurred on or after the Effective Date.

3.6 Royalty-Style Payments.

(a) Subject to the adjustment provisions of Section 3.6(g), NVDI shall pay to XOMA royalty-style payments on Net Sales of each Collaboration Product at the following rates during the applicable Royalty-Style Payment Period:

(i) [*] of the portion of the aggregate Net Sales for such Collaboration Product in each calendar year that is equal to or less than [*];

(ii) [*] of the portion of the aggregate Net Sales for such Collaboration Product in each calendar year that is greater than [*]; and

(iii) [*] of the portion of the aggregate Net Sales for such Collaboration Product in each calendar year that is greater than [*].

(b) Subject to the adjustment provisions of Section 3.6(g), XOMA shall pay to NVDI a royalty-style payment on Net Sales of any Resumed Product at rates that are [*] set forth in Section 3.6(a) above for the corresponding Net Sales levels during the applicable Royalty-Style Payment Period.

(c) With respect to each Reactivated Product, subject to the adjustment provisions of Section 3.6(g), the Party commercializing such Reactivated Product shall pay to the other Party a royalty-style payment on Net Sales of such Reactivated Product at rates that are [*].

(d) With respect to each Ongoing Product, subject to the adjustment provisions of Section 3.6(g), the Party commercializing such Ongoing Product shall pay to the other Party a royalty-style payment on Net Sales of such Ongoing Product at rates that are [*].

(e) Royalty-style payments due under this Section 3.6 shall be payable on a country-by-country and product-by-product basis from the first commercial sale of each Agreement Product for the duration of the applicable Royalty-Style Payment Period. No more than one royalty-style payment shall be due under this Agreement with respect to a sale of a particular unit of Agreement Product.

(f) NVDI shall be responsible for any royalties owed to Third Parties in connection with the manufacture, development or commercialization of any and all Collaboration Product(s), XOMA shall be responsible for any royalties owed to Third Parties in connection with the manufacture, development or commercialization of any and all Resumed Product(s), and the Party progressing any Reactivated Product or Ongoing Product shall be responsible for any royalties owed to Third Parties in connection with the manufacture, development or commercialization of such Reactivated Product or Ongoing Product. With respect to any licenses or other agreements that are included in either the NVDI Background IP or the XOMA Background IP (collectively, the “Third Party Background IP Agreements”), each Party will use Commercially Reasonable and Diligent Efforts to comply with the terms and conditions of such Third Party Background IP Agreements as necessary to preserve the benefits thereof to the other Party, insofar as such terms and conditions apply to Agreement Products. Without limiting the generality of the foregoing, to the extent that either Party intends to claim the benefit of any Third Party Background IP Agreement to which it is not a party with respect to an Agreement Product, such Party shall provide the other Party with any information required by the terms of such Third Party Background IP Agreement to be so provided, shall cooperate with the other Party in complying with the terms of such Third Party Background IP Agreement and shall permit the other Party to comply with the terms thereof. For the avoidance of doubt, the Parties acknowledge that any benefits to either Party of the Third Party Background IP Agreements with respect to any Agreement Product shall, for all purposes under this Agreement, be subject to the financial and other obligations, limitations and restrictions contained therein.

(g) [*]

3.7 Payment Timing.

(a) In the event a milestone payment becomes due under this Agreement, the Party owing such milestone shall inform the other Party within [*] of achievement of the milestone. Upon receipt of such notice, the Party owed the milestone shall submit an invoice to the Party owing the milestone substantially in the form of Schedule 3.7 setting forth the amount of the milestone payment. Milestone payments shall be made within [*] of receipt of such an invoice to the account specified on the invoice.

(b) Royalty-style payments due under this Agreement shall be made quarterly in accordance with the following procedure. The Party owing such royalty-style payments shall provide a written report to the other Party within [*] following the end of each calendar quarter stating the actual Net Sales and calculation of the royalty-style payment payable for that calendar quarter, on a country by country basis. After receipt of such report, the other Party shall submit an invoice to the Party owing such royalty-style payments substantially in the form of Schedule 3.7 setting forth the royalty-style payments due for such calendar quarter. The Party owing such royalty-style payments shall pay the invoiced amount within [*] after receipt of the invoice to the account specified on the invoice.

3.8 Payment Reports. For each quarter during which any royalty-style payments are to be paid under this Agreement, the Party owing such royalty-style payments shall provide to the other Party an initial report with a good faith estimate of Net Sales and royalty-style payments for Net Sales, at least [*] prior to the end of the applicable quarter.

3.9 Payment Records; Audits. Each Party agrees to keep and to require its Affiliates to keep, clear, accurate and complete records in accordance with the Accounting Standards for a period of at least [*] in sufficient detail to enable milestone payments, royalty-style payments and any other amounts payable or creditable under this Agreement to be determined.

(a) Access to Records. Upon the written request of the Requesting Party and not more than once each calendar year, the Responding Party shall permit an independent certified public accounting firm of recognized standing, selected by the Requesting Party and reasonably acceptable to the Responding Party, at the Requesting Party’s expense, to have access during normal business hours to the records of the Responding Party as may be reasonably necessary to verify the accuracy of the financial reports and calculations made under this Agreement for any calendar quarter ending not more than [*] prior to the date of such request. The accounting firm shall disclose to both Parties whether the reports and calculations are correct or not, and shall disclose to both Parties the specific details concerning any discrepancies. All information disclosed to such independent accountant, and any verbal or written disclosure by such independent accountant to the Parties, shall be deemed to be Confidential Information of the inspected Party.

(b) Discrepancy. If any error in favor of either Party is discovered in the course of inspection under this Section 3.9, the other Party, within [*] after the accounting firm’s disclosure of its findings, shall pay the first Party the amount (plus interest, if applicable) that the first Party would have received in the absence of such error. Inspections conducted under this Section 3.9 shall be at the expense of the inspecting Party, unless a variation or error in favor of the inspected Party exceeding [*] of the amount actually paid for the period covered by the inspection is established in the course of such inspection, whereupon all costs in connection with such inspection for such period will be paid by the inspected Party within [*] after the accounting firm’s disclosure of its findings.

3.10 Payment Method.

(a) All payments hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by the Party receiving such payment to the Party making such payment.

(b) Any determination(s) hereunder requiring the conversion of currency shall be made by the Party responsible for such determination(s) in the same manner such Party uses in connection with the preparation of its audited externally published financial statements (or those of its parent company), consistent with the Accounting Standards.

3.11 Withholding Taxes. If the laws, rules or regulations require withholding of income taxes or other taxes or other duties imposed on payments made between the Parties, the Party making a payment under the terms of this Agreement shall make such withholding payments as required and subtract such withholding payments from the payments otherwise to be paid, and shall promptly submit appropriate proof of payment of the withholding taxes to the Party receiving payment. The paying Party shall provide reasonable cooperation to the receiving Party in the event that the receiving Party claims exemption from (or reduction in the rate of) such withholding, including but not limited to, by providing to the receiving Party copies of receipts of payment of such withheld tax or other documents reasonably available to the paying Party.

3.12 Interest on Payments Past Due. Any failure by a Party to make a payment within [*] after the date when due shall obligate such Party to pay interest to the receiving Party at a rate equal to the lesser of: (a) [*] or (b) the maximum rate permitted by applicable law (the “Interest Rate”). The Interest Rate shall be calculated from the date payment was due until actually received by the receiving party (the “Interest Period”) based on actual number of days lapsed and a 360-day year. If the Interest Period extends beyond three months, at the beginning of each three-month interval, the Interest Rate will be recalculated using the current three-month LIBOR, as described above, until the payment is received. Interest shall be compounded daily in arrears and shall be due and payable on the tender of the underlying principal amount.

3.13 Sublicensees. Any licenses or sublicenses granted by NVDI or XOMA, as the case may be, shall include an obligation for the licensee or sublicensee to account for and report its Net Sales of any Agreement Product using the same accounting standards used to determine royalty-style payments owed under this Agreement on Net Sales of such Agreement Product, and the Party granting such sublicense shall pay royalty-style payments to the other Party as if the Net Sales of the sublicensee were Net Sales of the sublicensing Party.

3.14 Finance Representatives. Each Party shall appoint a representative to serve as a contact for payments, royalty-style payment calculations and other financial issues under this Agreement. A Party may change its financial representative, at any time, on notice to the other Party. Financial representatives are not authorized to amend the terms of this Agreement or waive any rights on behalf of either Party. At either Party’s request from time to time no more than once per calendar quarter, the other Party will provide to the requesting Party, for the requesting Party’s budgeting purposes only, information regarding projected sales of any Agreement Product.

ARTICLE 4

RELEASES

4.1 Release of Claims by XOMA. In partial consideration for the grant of rights and releases by NVDI hereunder, the sufficiency of which is hereby acknowledged, XOMA, on behalf of itself, its Affiliates, its past affiliated entities and all of their respective directors, managers, officers, representatives, agents, employees, attorneys, insurers, successors and assigns over whom it has control (collectively, the “XOMA Releasors”), acknowledges, separately and collectively, complete satisfaction, and hereby releases, absolves and forever discharges NVDI, its Affiliates, its past affiliated entities and all of their respective past and present directors, managers, officers, partners, shareholders, representatives, agents, employees, attorneys, insurers, successors and assigns (collectively, the “NVDI Releasees”), separately and collectively, from any and all manner of action or actions, cause or causes of action, in law or equity, and all suits, claims, demands, damages, liabilities, losses, costs or expenses arising out of, based on or relating to actions or omissions under the Initial Agreement or the Original Agreement (“Claims”), known or unknown, discoverable or undiscoverable, which the XOMA Releasors ever had, now have, or hereafter can, shall or may claim to have, from the beginning of time to the Effective Date.

4.2 Release of Claims by NVDI. In partial consideration for the grant of rights and licenses by XOMA hereunder, the sufficiency of which is hereby acknowledged, NVDI, on behalf of itself, its Affiliates, its past affiliated entities and all of their respective directors, managers, officers, representatives, agents, employees, attorneys, insurers, successors and assigns over whom it has control (collectively, the “NVDI Releasors”), acknowledges, separately and collectively, complete satisfaction, and hereby releases, absolves and forever discharges XOMA, its Affiliates, its past affiliated entities and all of their respective past and present directors, managers, officers, partners, shareholders, representatives, agents, employees, attorneys, insurers, successors and assigns (collectively, the “XOMA Releasees”), separately and collectively, from any and all manner of Claims, known or unknown, discoverable or undiscoverable, which the NVDI Releasors ever had, now have, or hereafter can, shall or may claim to have, from the beginning of time to the Effective Date.

ARTICLE 5

LICENSES

5.1 Agreement Targets.

(a) Subject to the terms of this Agreement, XOMA hereby grants to NVDI and its Affiliates a worldwide, non-exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under XOMA Background IP and XOMA’s interest in Collaboration IP and Post-Effective Date Patent Rights to research, develop, make, have made and use Agreement Targets and to conduct Preliminary Research for the diagnosis, prevention and treatment of diseases in humans or animals.

(b) Subject to the terms of this Agreement, NVDI hereby grants to XOMA and its Affiliates a worldwide, non-exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under NVDI Background IP and NVDI’s interest in Collaboration IP and Post-Effective Date Patent Rights to research, develop, make, have made and use Agreement Targets, and to conduct Preliminary Research for the diagnosis, prevention and treatment of diseases in humans or animals.

5.2 Collaboration Products; Resumed Products; Ongoing Products; Reactivated Products.

(a) Subject to the terms of this Agreement, XOMA hereby grants to NVDI and its Affiliates:

(i) A worldwide, exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under XOMA Background IP and XOMA’s interest in Collaboration IP and Post-Effective Date Patent Rights to research, develop, make, have made, use, sell, offer for sale, import and export Collaboration Products and NVDI Ongoing Products, subject to XOMA’s rights to assume control over Collaboration Projects as provided in Section 2.1(d).

(ii) A worldwide, exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under XOMA Background IP and XOMA’s interest in Collaboration IP and Post-Effective Date Patent Rights to research, develop, make, have made, use, sell, offer for sale, import and export NVDI Reactivated Products, subject to Section 2.2 above.

(b) Subject to the terms of this Agreement, NVDI hereby grants to XOMA and its Affiliates:

(i) A worldwide, exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under NVDI Background IP and NVDI’s interest in Collaboration IP and Post-Effective Date Patent Rights to research, develop, make, have made, use, sell, offer for sale, import and export Resumed Products and XOMA Ongoing Products.

(ii) A worldwide, exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under NVDI Background IP and NVDI’s interest in Collaboration IP and Post-Effective Date Patent Rights to research, develop, make, have made, use, sell, offer for sale, import and export XOMA Reactivated Product, subject to Section 2.2 above.

5.3 Expression and Engineering Technologies. For clarity, the licenses granted by XOMA to NVDI under Sections 5.1 and 5.2 above expressly exclude any right for NVDI to practice the Expression and Engineering Technologies for any purpose, provided that NVDI shall have the right to research, develop, commercialize, manufacture and have manufactured Collaboration Products, NVDI Reactivated Products and NVDI Ongoing Products under the licenses granted to it under Section 5.2 above, regardless of whether such Agreement Product or related Collaboration Invention was identified or discovered using the Expression and Engineering Technologies in the course of the Original Collaboration.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality.

(a) Prior Agreements Superseded. The obligations of confidentiality in this Article 6 shall supersede all prior agreements between the Parties regarding obligations of confidentiality and non-use with respect to the subject matter of the Original Collaboration. All confidential information exchanged between the Parties under such prior agreements shall be deemed Confidential Information of the corresponding Party and protected under the terms of this Article 6.

(b) Treatment. Except to the extent expressly authorized by this Agreement, required under agreements by which technology is or was acquired for use in the Original Collaboration or otherwise agreed to in writing by a disclosing Party, a receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as expressly permitted under this Agreement, any Confidential Information of the disclosing Party, except on a need-to-know basis to the receiving Party’s directors, officers, employees, agents, consultants, subcontractors, attorneys and accountants, and others approved by the disclosing Party, to the extent such disclosure is reasonably necessary in connection with the receiving Party’s activities or exercise of rights under this Agreement, including, without limitation, the research and development, and commercialization of Collaboration Products, Resumed Products, NVDI Ongoing Products, XOMA Ongoing Products or Reactivated Products. To the extent that disclosure to any person other than a Regulatory Authority or other governmental body or entity is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose or use the Confidential Information of the disclosing Party, which agreement shall contain obligations of confidentiality and non-use no less restrictive than those set forth in this Article 6. The receiving Party shall notify the disclosing Party promptly upon discovery of any unauthorized use or disclosure of the disclosing Party’s Confidential Information.

(c) Exclusions. Notwithstanding anything to the contrary, the obligations of the Parties under this Section 6.1 shall not apply to the extent that Confidential Information of the other Party (as determined by competent documentation):

(i) was known or used by the receiving Party, other than under an obligation of confidentiality, prior to its date of receipt by the receiving Party; or

(ii) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by independent sources rightfully in possession of such information, other than under an obligation of confidentiality; or

(iii) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving Party; or

(iv) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information.

6.2 Authorized Disclosure. The obligations of nondisclosure and nonuse under this Article 6 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure, provide the other Party a reasonable opportunity to object to any such disclosure or to request confidential treatment thereof and, except to the extent such information becomes part of the public domain as a result of disclosure permitted pursuant to this Section 6.2, shall continue to treat such Confidential Information as such with respect to any Third Party to whom such information is not so required to be disclosed.

6.3 Survival. This Article 6 shall survive expiration or termination of this Agreement for the longer of (a) a period of [*] or (b) as required pursuant to any confidentiality agreement between either of the Parties and any Third Party pursuant to which Confidential Information is shared between the parties to such confidentiality agreement in connection with the Original Collaboration.

6.4 Terms of This Agreement; Press Release; Publicity.

(a) Neither Party shall disclose any confidential terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement, (i) to government authorities where and to the extent required by applicable law, regulation or court order (and with appropriate requests made for confidential treatment), including filings required to be made by law with the United States Securities and Exchange Commission and any market on which a Party’s securities are traded, (ii) to a Party’s accountants, lawyers or other advisors, and (iii) to a Third Party under an obligation of confidentiality in connection with a bona fide written proposal from such Third Party and an authorization by such Party’s Board of Directors to negotiate a significant equity investment by or in such Party, a collaboration with such Party (including a sublicense hereunder), a merger, consolidation or similar transaction with such Party or a sale of all or a portion of the stock or assets of such Party.

(b) The Parties hereby agree to the release of a press release in the form attached hereto as Schedule 6.4 upon full execution of this Agreement, that the fact of the consummation of this Agreement as well as such terms as are expressly described in such press release shall be deemed to be in the public domain, and that once a particular item of information has been approved by the Parties for disclosure, no further consent or approval shall be required under this Article 6 with respect to disclosure of such item of information.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership.

(a) Collaboration Inventions and Collaboration IP. NVDI and XOMA each shall own an undivided half interest in and to any and all Collaboration Inventions and Collaboration IP regardless of inventorship or any terms under the Original Agreement, and except to the extent of exclusive licenses granted herein, each Party shall have the right to exploit such Collaboration Inventions and Collaboration IP without the duty of accounting or seeking consent from the other Party.

(i) Either Party, upon receipt of written notice from the other Party and payment by such Party of [*] shall, subject to the other obligations of this Agreement, assign to the notifying Party all right, title and interest in, to and under any and all Collaboration Patent Rights, and Collaboration Inventions claimed or covered by such Collaboration Patent Rights, specified in such written notice.

(ii) At any time during a period of [*] after an assignment pursuant to Section 7.1(a)(i), the original assigning Party, at its option, may provide written notice to the original assignee Party and, upon receipt of such written notice and the payment by the original assigning Party of [*] the original assignee Party shall assign to the original assigning Party sufficient right, title and interest in, to and under any and all Collaboration Patent Rights, and Collaboration Inventions claimed or covered by such Collaboration Patent Rights, specified in such written notice, such that after such assignment each Party shall have one-half of such right, title and interest.

(b) NVDI Background IP and Inventions Outside Collaboration or After Effective Date. As between NVDI and XOMA, NVDI shall own the entire right, title and interest in and to any and all (1) NVDI Background IP, (2) Inventions made, conceived or reduced to practice by NVDI, either alone or jointly with a Third Party prior to the Effective Date outside of the Original Collaboration, and Know-How and Patent Rights including, claiming or covering such Inventions, and (3) Inventions made, conceived or reduced to practice by NVDI, either alone or jointly with a Third Party, on or after the Effective Date, and Know-How or Patent Rights including, claiming or covering such Inventions. Inventorship of Inventions for purposes of this Section 7.1(b) shall be determined in accordance with United States patent law.

(c) XOMA Background IP; Inventions Outside Collaboration or After Effective Date; Expression and Engineering Technologies. As between XOMA and NVDI, XOMA shall own the entire right, title and interest in and to any and all (1) XOMA Background IP, (2) Inventions made, conceived or reduced to practice by XOMA, either alone or jointly with a Third Party, prior to the Effective Date and outside of the Original Collaboration, and Know-How and Patent Rights including, claiming or covering such Inventions, (3) Inventions made, conceived or reduced to practice by XOMA, either alone or jointly with a Third Party, on or after the Effective Date, and Know-How or Patent Rights including, claiming or covering such Inventions; and (4) Expression and Engineering Technologies. Inventorship of Inventions for purposes of this Section 7.1(c) shall be determined in accordance with United States patent law.

7.2 Patent Prosecution.

(a) Collaboration Patent Rights and Post-Effective Date Patent Rights. For each Project or Agreement Product, the Controlling Party of such Project or Agreement Product shall be responsible for the filing, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations), appeals and maintenance of all Collaboration Patent Rights and Post-Effective Date Patent Rights claiming or covering a Collaboration Invention or Post-Effective Date Invention, as the case may be, made, conceived or reduced to practice in the course of the development and/or commercialization of such Agreement Product. Such Controlling Party shall provide to the other Party (1) a draft of each and every patent application included in such Patent Rights prior to the filing of such patent application, allowing adequate time for review and comment by such other Party; provided, however, that the Controlling Party shall not be required to delay the initial filing of such patent application if such delay would jeopardize the ability to secure priority status against Third Parties; and (2) copies of all correspondence from any and all patent offices concerning patent applications included in such Patent Rights and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. If the Controlling Party decides not to continue the prosecution or maintenance of any patent application or patent included in such Patent Rights, it shall promptly notify the other Party thereof. Following such notice, the other Party may, in its discretion, take over the prosecution and maintenance of any such patent application or patent, as the case may be, in which case such other Party shall be deemed the Controlling Party with respect thereto. All costs and expenses for the filing, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations), appeals and maintenance of the Collaboration Patent Rights and Post-Effective Date Patent Rights shall be borne by the Controlling Party for such Patent Rights. A Party who files a patent application claiming or covering a Collaboration Invention or Post-Effective Date Invention, or who is responsible for the prosecution of a patent application within the Collaboration Patent Rights or the Post-Effective Date Patent Rights, shall not take any action or make any statement that would reasonably be expected to cause material harm to the patentability, validity or enforceability of any NVDI Background IP, XOMA Background IP, or other Collaboration Patent Right or Post-Effective Date Patent Right without first obtaining the informed consent of the other Party when such NVDI Background IP, XOMA Background IP, or other Collaboration Patent Right or Post-Effective Patent Right is cited by the examiner in an official action during patent prosecution. In the event that an interference is declared by a Patent and Trademark Office between one or more patents or patent applications owned solely by one Party that constitute Patent Rights claiming or covering any Agreement Target or Collaboration Product, Resumed Product, Ongoing Product or Reactivated Product, and one or more patents or patent applications owned or otherwise controlled solely by the other Party that constitute Patent Rights claiming or covering any Agreement Target or Collaboration Product, Resumed Product, Ongoing Product or Reactivated Product, including where such declared interference involves patents or patent applications owned by a Third Party or Third Parties, then the Parties shall in good faith establish within thirty (30) days of the declaration of such interference or such other time as agreed upon a mutually agreeable process to resolve solely those portions of such interference or interferences which relate to matters in dispute between NVDI and XOMA in a reasonable manner in conformance with all applicable legal standards and to maximize the scope, priority, validity and/or enforceability of the Patent Rights licensed hereunder.

(b) Patent Rights Controlled by NVDI. NVDI shall prosecute and maintain, at its sole expense, the Patent Rights Controlled by NVDI necessary for, and being utilized in, the research and development, and/or commercialization of Resumed Products, XOMA Ongoing Products and XOMA Reactivated Products but excluding any Patent Rights claiming or covering Inventions made, conceived or reduced to practice by NVDI outside of the Original Collaboration or the scope of this Agreement (“Related NVDI Patent Rights”). NVDI shall provide XOMA with (1) drafts of each and every patent application within the Related NVDI Patent Rights; and (2) copies of all correspondence from any and all patent offices concerning patent applications within the Related NVDI Patent Rights and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. If NVDI decides not to continue the prosecution or maintenance of any patent application or patent within the Related NVDI Patent Rights, it shall promptly notify XOMA thereof. Following such notice, XOMA may take over prosecution and maintenance of such patent application or patent within the Related NVDI Patent Rights, and thereafter such patent application or patent will be deemed a patent application or patent within the Related XOMA Patent Rights, as further described in Section 7.2(c) below.

(c) Patent Rights Controlled by XOMA. XOMA shall prosecute and maintain, at its sole expense, the Patent Rights Controlled by XOMA necessary for, and being utilized in, the research and development, and/or commercialization of Collaboration Products, NVDI Ongoing Products and NVDI Reactivated Products, but excluding any patent application claiming Expression and Engineering Technologies and any Patent Rights claiming or covering Inventions made, conceived or reduced to practice by NVDI outside of the Original Collaboration or the scope of this Agreement (“Related XOMA Patent Rights”). XOMA shall provide NVDI with (i) drafts of each and every patent application within the Related XOMA Patent Rights; and (ii) copies of all correspondence from any and all patent offices concerning patent applications within the Related XOMA Patent Rights and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. If XOMA decides not to continue the prosecution or maintenance of any patent application or patent within the Related XOMA Patent Rights, it shall promptly notify NVDI thereof. Following such notice, NVDI may take over prosecution and maintenance of such patent application or patent within the Related XOMA Patent Rights, and thereafter such patent application or patent will be deemed a patent application or patent within the Related NVDI Patent Rights, as further described in Section 7.2(b) above.

(d) Cooperation. At the request of the Party performing the prosecution of any patent application under this Section 7.2, the other Party will cooperate, in all reasonable ways and at the requesting Party’s expense, in connection with the prosecution and maintenance of all such patent applications. Each Party shall make available to the other Party or its respective authorized attorneys, agents or representatives such of its employees or consultants as the other Party in its reasonable judgment deems necessary in order to assist such other Party with the prosecution and maintenance of such patents. Each Party shall sign or use commercially reasonable efforts to have signed all legal documents necessary in connection with such prosecution and maintenance.

7.3 Enforcement of Patent Rights.

(a) Enforcement of Collaboration Patent Rights and Post-Effective Date Patent Rights.

(i) Primary Enforcement Right. In the event either Party becomes aware of a suspected infringement of a patent within the Collaboration Patent Rights or Post-Effective Date Patent Rights or the institution by a Third Party of any proceedings for the revocation of, or to invalidate or render unenforceable, any patent within the Collaboration Patent Rights other the Post-Effective Date Patent Rights, such Party shall notify the other Party promptly, and following such notification, the Parties shall discuss the situation. In any such circumstance, the Controlling Party shall have the first right (at its own expense), but shall not be obligated, to bring legal action to enforce the Parties’ rights under the Collaboration Patent Rights or the Post-Effective Date Patent Rights or to defend such proceedings. The other Party will provide reasonable assistance to the Controlling Party (at the Controlling Party’s expense) in any such action or proceeding, including for example lending such other Party’s name to such action or proceeding if requested by the Controlling Party or required by law, and shall have a right (at its own expense) to participate and be represented in any such suit by its own counsel. No settlement of any such action or defense which restricts the scope or affects the enforceability of a patent within the Collaboration Patent Rights or the Post-Effective Date Patent Rights may be entered into by the Controlling Party without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(ii) Secondary Enforcement Right. If the Controlling Party elects not to bring any legal action for infringement or to defend any proceeding described in Section 7.3(a)(i) and so notifies the other Party, then such other Party may (at its own expense) seek approval from the Controlling Party to bring such a legal action and do so only with the approval from the Controlling Party, which approval shall not be unreasonably withheld or delayed. The Controlling Party may provide reasonable assistance to the other Party (at such other Party’s expense) in any such action or proceeding, including for example, lending the Controlling Party’s name to such action or proceeding if required by law, and shall have a right (at its own expense) to participate and be represented in any such suit by its own counsel. No settlement of any such action or defense which restricts the scope or affects the enforceability of a patent within the Collaboration Patent Rights or the Post-Effective Date Patent Rights may be entered into by such other Party without the prior consent of the Controlling Party, which consent shall not be unreasonably withheld or delayed.

(iii) Recoveries. In the event either Party exercises the rights conferred in this Section 7.3(a) and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, 100% of such funds shall be retained by the Party so exercising such rights.

(b) Enforcement of Related NVDI Patent Rights.

(i) Enforcement by NVDI. NVDI shall have the right, but shall not be obligated, to bring any action for infringement of, or to defend any proceedings for the revocation of, or to invalidate or render unenforceable, any patent within the Related NVDI Patent Rights at its own expense, in its own name and entirely under its own direction and control. XOMA will provide reasonable assistance to NVDI (at NVDI’s expense) in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by NVDI or required by law. XOMA shall have the right (at its own expense) to participate and be represented in any such suit by its own counsel. No settlement of any such action or defense which restricts the scope or affects the enforceability of a patent within the Related NVDI Patent Rights that claims or covers a Reactivated Product, XOMA Ongoing Product or Resumed Product may be entered into by NVDI without the prior consent of XOMA, which consent shall not be unreasonably withheld or delayed.

(ii) Recoveries. In the event NVDI exercises the rights conferred in this Section 7.3(b) and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, all such funds shall be retained by NVDI.

(c) Enforcement of Related XOMA Patent Rights.

(i) Enforcement by XOMA. XOMA shall have the right, but shall not be obligated, to bring any action for infringement of, or to defend any proceedings for the revocation of, or to invalidate or render unenforceable, any patent within the Related XOMA Patent Rights at its own expense, in its own name and entirely under its own direction and control. NVDI will provide reasonable assistance to XOMA (at XOMA’s expense) in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by XOMA or required by law. NVDI shall have the right (at its own expense) to participate and be represented in any such suit by its own counsel. No settlement of any such action or defense which restricts the scope or affects the enforceability of a patent within the Related XOMA Patent Rights that claims or covers an NVDI Ongoing Product or Reactivated Product may be entered into by XOMA without the prior consent of NVDI, which consent shall not be unreasonably withheld or delayed.

(ii) Recoveries. In the event XOMA exercises the rights conferred in this Section 7.3(c) and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, all of such funds shall be retained by XOMA.

7.4 Allegations of Infringement by Third Parties. In the event that either Party receives written notice that the use, development, manufacture, sale, import or export of an Agreement Target or an Agreement Product, or any other action by either of them under this Agreement, prior to the expiration of the Term, is alleged to be a violation of the patent or other intellectual property rights of a Third Party, it shall promptly notify the other Party. [*] The Party controlling such action, as provided in this Section 7.4, shall consult with the other Party, and give due consideration to any concerns the other Party may raise, with respect to all significant matters relating to such action. The costs thereof (including any damages, costs or expenses resulting from any action) shall be borne by the Party controlling such action. The Party controlling such action shall not admit or stipulate the invalidity of any Collaboration Patent Rights or Post-Effective Date Patent Rights or settle any such suit, without the written consent of the other Party (which consent shall not be unreasonably withheld or delayed). Any recovery obtained as a result of infringement actions governed by this Section 7.4 shall be treated as provided in Section 7.3(a)(iii).

7.5 Trademarks.

(a) Collaboration Product Marks. NVDI will own all right, title and interest in and to all trademarks, trade names, service marks and trade dress specifically developed for and used on or in connection with all Collaboration Products, NVDI Ongoing Products and NVDI Reactivated Products. XOMA will own all right, title and interest in and to all trademarks, trade names, service marks and trade dress specifically developed for and used on or in connection with all XOMA Ongoing Products and XOMA Reactivated Products.

(b) Party Marks. NVDI and XOMA shall each retain sole and exclusive ownership of their own respective and independently developed and/or pre-existing trademarks, trade names, service marks and trade dress, regardless of whether such trademarks, trade names, service marks and trade dress are used on or in connection with any Collaboration Product, Resumed Product, NVDI Ongoing Product, XOMA Ongoing Product or Reactivated Product.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES;

DISCLAIMER; INDEMNIFICATION

8.1 Representations and Warranties of XOMA. XOMA represents and warrants to NVDI that, as of the Effective Date:

(a) XOMA is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation; XOMA has the full legal authority and the legal right to enter into this Agreement; this Agreement has been duly authorized by all necessary corporate action on the part of XOMA,

(b) this Agreement does not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which XOMA is bound, and

(c) XOMA has the full right and authority to enter into this Agreement.

8.2 Representations and Warranties of NVDI. NVDI represents and warrants to XOMA that, as of the Effective Date:

(a) NVDI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; NVDI has the full corporate authority and the legal right to enter into this Agreement; this Agreement has been duly authorized by all necessary corporate action on the part of NVDI,

(b) this Agreement does not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which NVDI is bound, and

(c) NVDI has the full right and authority to enter into this Agreement.

8.3 No Warranty of Validity; Non-Infringement. Nothing in this Agreement shall be construed as (a) a warranty or representation by either Party as to the validity or scope of any Patent Right or (b) a warranty or representation that any product obtained from an Agreement Target, including without limitation any Collaboration Product, Resumed Product, NVDI Ongoing Product, XOMA Ongoing Product or Reactivated Product, will be free from infringement of intellectual property rights held or otherwise controlled by a Third Party.

8.4 No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY INTELLECTUAL PROPERTY LICENSED UNDER THE TERMS OF THIS AGREEMENT, ANY COLLABORATION TARGET OR ANY COLLABORATION PRODUCT, AND FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF ANY COLLABORATION TARGET OR COLLABORATION PRODUCT SET FORTH IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD-PARTY RIGHTS.

8.5 Indemnification.

(a) Indemnification by NVDI. NVDI will indemnify, defend and hold harmless XOMA, its Affiliates and their respective directors, officers, employees and agents against any and all loss, damage, action, suit, claim, demand, liability or expense, and reasonable attorneys fees and expenses (collectively, “Losses”) to the extent such Losses arise out of any Third Party claim relating to (i) the research, development, commercialization, manufacture, use, storage, transfer or disposal of any Collaboration Product, NVDI Ongoing Product or NVDI Reactivated Product, including without limitation any personal injury claims arising from any adverse drug event; (ii) willful misconduct of NVDI, or its permitted licensees, in connection with the performance of any tasks to be performed by NVDI under this Agreement, (iii) the intentional material breach by NVDI of any of its express representations or warranties in this Agreement; or (iv) the intentional material breach by NVDI of any of its covenants or obligations in this Agreement; provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is based on or arises out of the matters described in Section 8.5(b).

(b) Indemnification by XOMA. XOMA will indemnify, defend and hold harmless NVDI, its Affiliates and their respective directors, officers, employees and agents against any and all Losses to the extent such Losses arise out of any Third Party claim relating to (i) the research, development, commercialization, manufacture, use, storage, transfer or disposal of any Resumed Product, XOMA Ongoing Product or XOMA Reactivated Product, including without limitation any personal injury claims arising from any adverse drug event; (ii) willful misconduct of XOMA, or its permitted licensees, in connection with the performance of any tasks to be performed by XOMA under this Agreement, (iii) the intentional material breach by XOMA of any of its express representations or warranties in this Agreement; or (iv) the intentional material breach by XOMA of any of its covenants or obligations in this Agreement; provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is based on or arises out of the matters described in Section 8.5(a).

(c) General Indemnification Provisions. In the event that a Party is seeking indemnification under this Section 8.5, it shall inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the other Party to assume direction and control of the defense of the claim, and shall cooperate as requested by the other Party (at the expense of the other Party) in the defense of the claim. Neither Party shall have the right to settle a claim for which it is seeking indemnification under this Section 8.5, whether the claim seeks monetary consideration or injunctive relief, without the consent of the other Party (which consent shall not be unreasonably withheld or delayed).

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement commences as of the Effective Date and continues until such time as no Collaboration Product, Resumed Product, NVDI Ongoing Product, XOMA Ongoing Product or Reactivated Product is any longer being developed or commercialized anywhere in the world or no royalty-style payments are due on any Collaboration Product, Resumed Product, NVDI Ongoing Product, XOMA Ongoing Product or Reactivated Product by either Party, any of its Affiliates or permitted sublicensees (such period, the “Term”).

9.2 Termination for Material Breach. In the event either Party shall be in breach of any material obligation hereunder, the non-breaching Party may give written notice to the other Party specifying the claimed particulars of such breach, and in the event such material breach is not cured, or effective steps to cure such material breach have not been initiated or are not thereafter diligently pursued, within [*] following the date of such written notification, the non-breaching Party shall have the right thereafter to terminate the Agreement by giving [*] prior written notice to the other Party to such effect.

9.3 Consequences of Termination or Expiration.

(a) Licenses. The licenses granted under this Agreement survive any expiration of the Term or termination of this Agreement. [*]

(b) Surviving Rights. As of the end of the Term, all obligations and rights of the Parties under this Agreement terminate, except those obligations and rights under the following Articles, Sections and subsections, which continue perpetually or in accordance with their terms: Articles 1, 6, 8, 10 and 11 and Sections 2.4, 3.9, 7.1, 7.2, 7.3, 7.4 and 9.3.

(c) No Prejudice. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any payments which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder.

(d) Bankruptcy. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to the other Party, in the event the other Party shall have become bankrupt, shall have made an assignment for the benefit of its creditors or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 10 with respect to any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (“Article

10 Disputes”). Article 10 Disputes first will be referred to the Chief Executive Officer or a Vice President of NVDI and the Chief Executive Officer or a Vice President of XOMA or their respective designees. If after [*] the dispute remains unresolved, the Parties agree to refer the matter to mediation pursuant to Section 10.2. If after [*] the matter cannot be resolved by mediation, the Parties agree to submit to arbitration pursuant to Section 10.3.

10.2 Mediation. For Article 10 Disputes, except (a) disputes relating to intellectual property owned in whole or in part by XOMA or NVDI, or (b) claims for equitable relief, the Parties shall try in good faith to resolve any such dispute by mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules. The mediation proceeding shall be conducted at the location of the Party not originally requesting resolution of the dispute. The Parties agree that they shall share equally the cost of the mediation filing and hearing fees, and the cost of the mediator. Each Party must bear its own attorney’s fees and associated costs and expenses. For the purposes of this Section 10.2, the Parties agree to accept the jurisdiction of the federal courts located in the Northern District of California for the purposes of enforcing the agreements reflected in this Section 10.2.

10.3 Arbitration. [DRAFT NOTE: Final discussion to be had.] For Article 10 Disputes not resolved pursuant to Section 10.1 or Section 10.2 within the time periods provided, except (a) disputes relating to intellectual property owned in whole or in part by XOMA or NVDI, or (b) claims for equitable relief, upon ten (10) days written notice, either Party may initiate arbitration by giving notice to that effect to the other Party and by filing the notice with the American Arbitration Association in accordance with its Commercial Arbitration Rules. Such dispute shall then be settled by arbitration in California in accordance with the Commercial Arbitration Rules of the American Arbitration Association or other rules agreed to by the Parties, by a panel of three (3) neutral arbitrators, who shall be selected by the Parties using the procedures for arbitrator selection of the American Arbitration Association.

(a) The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 10.3 shall be construed, and the legal relations among the Parties shall be determined in accordance with, the substantive laws of California.

(b) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within [*] after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the Parties, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 10.4.

(c) Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of patent rights, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 10.3 shall be instituted.

(d) All expenses of any arbitration pursuant to this Section 10.3, including fees and expenses of the Parties’ attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing Party.

(e) For the purposes of this Section 10.3, the Parties agree to accept the jurisdiction of the federal courts located in the Northern District of California for the purposes of enforcing the agreements reflected in this Section 10.3.

10.4 Jurisdiction and Governing Law. For any disputes not subject to arbitration or resolved by mediation, California law (excluding conflict of laws principles) governs and the Parties are free to institute litigation or seek any other remedy available to them. For the purposes of any litigation instituted by the parties under this Article 10, the Parties accept the jurisdiction of the state courts geographically located in the Northern District of California or the federal courts within the Northern District of California.

10.5 Determination of Patent Rights and Other Intellectual Property. Any dispute relating to the determination of validity of a Party’s Patent Rights or other issues relating solely to a Party’s intellectual property shall be submitted exclusively to the federal courts located in the Northern District of California, San Francisco Division, and the Parties hereby consent to the jurisdiction and venue of such court.

ARTICLE 11

MISCELLANEOUS

11.1 Assignment.

(a) Either Party may assign all of its rights and obligations under this Agreement (i) freely in connection with a merger or reorganization or the sale of all or substantially all of its stock or assets to which this Agreement relates, (ii) with the prior written consent of the other Party, or (iii) to an Affiliate. This Agreement shall survive any such merger or reorganization of each Party with or into, or such sale of stock or assets to, any other person or entity and no consent for such merger, reorganization or sale shall be required hereunder. Any assignment not in accordance with this Agreement shall be void.

(b) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties; provided that, in the event this Agreement is assigned by either Party to a Third Party that merges with the assigning Party or purchases all or substantially all of such Party’s stock or assets to which this Agreement relates, then: (i) the Patents Rights and Know-How owned or in-licensed by such Third Party prior to the effective date of such merger or purchase transaction (the “Assignment Date”) shall not be included as part of the intellectual property licensed by the assigning Party to the other Party under this Agreement by reason of such assignment; and (ii) if such Third Party has, prior to such Assignment Date, a pre-existing research, development or commercialization program with respect to a specific Target subject to the exclusivity obligations under Sections 2.1(d)(iv) and/or (v), then commencing upon the Assignment Date: (A) such exclusivity obligations shall no longer apply to either Party with respect to such Target and the Project related thereto; (B) the Party not progressing such

Project prior to the Assignment Date shall then have the right to, without any obligation to the other Party under this Agreement, develop and/or commercialize any Antibody Product binding to such Target, so long as such Antibody Product has not been identified, generated or otherwise created, or acquired from a Third Party, by either Party prior to the Assignment Date, or is an Antibody Product that is derived from, or derived from the use of, such Antibody Product and that binds to the same Target; and (C) the Party progressing such Project shall no longer have any obligations under this Agreement, including royalty-style payment obligations, with respect to any Antibody Product binding to such Target, so long as such Antibody Product has not been identified, generated or otherwise created, or acquired from a Third Party, by either Party prior to the Assignment Date, or is an Antibody Product that is derived from, or derived from the use of, such Antibody Product and that binds to the same Target; and, provided further, that, in the event this Agreement is assigned to an Affiliate, the Patents Rights and Know-How owned or in-licensed by such Affiliate prior to the effective date of such assignment (the “Assignment Date”) shall not be included as part of the intellectual property licensed by the assigning Party to the other Party under this Agreement by reason of such assignment.

11.2 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, terrorism, fire, explosion, flood, earthquake, strike, lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party; provided that the Party claiming force majeure has exerted all Commercially Reasonable and Diligent Efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Neither Party shall be excused from any payment obligations hereunder unless such force majeure event directly affects the payment process. The obligations of each Party hereunder, and any obligations of the other Party that are dependent thereon, shall be deemed to be suspended until such time as the force majeure event and its effects are relieved.

11.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.4 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).

If to XOMA,

addressed to: XOMA (US) LLC

2910 Seventh Street

Berkeley, California 94710

Attention: Company Secretary

Telephone: (510) 204-7200

Telecopy: (510) 649-7571

with a copy to: Vice President, Business Development

If to NVDI,

addressed to: Novartis Vaccines and Diagnostics, Inc.

4650 Horton Street

Emeryville, California 94608

Attention: Company Secretary

Telephone: (510) 655-8730

Telecopy: (510) 654-5366

with a copy to: Vice President, Business Development

11.5 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of its rights or its failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

11.6 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.7 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

11.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9 Entire Agreement. This Agreement, including all Schedules attached hereto, which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and, as of the Effective Date, supersedes all prior agreements and understandings between the Parties, including but not limited to the Original Agreement, except for the remaining obligations described in this Agreement. For the avoidance of doubt, the Secured Note Agreement and Security Agreement shall continue in full force and effect as amended by this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties regarding the subject matter herein other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. Notwithstanding the foregoing, the rights and obligations of the Parties regarding “Opt-Out Targets” and “Opt-Out Products” under the Original Agreement shall remain in effect with regard to the Target known as M-CSF, a former Collaboration Target under the Original Agreement with respect to which XOMA opted out under the Original Agreement.

11.10 Performance by Affiliates. A Party is entitled to perform hereunder via its Affiliates. In the event of any dispute arising from the performance of this Agreement by an Affiliate, or the alleged failure of an Affiliate to comply with the conditions and obligations under this Agreement applicable to such Affiliate, the Party seeking to resolve such dispute may do so directly with the other Party without any obligation to first pursue an action against, or recovery from, the Affiliate which is alleged to have caused the breach of this Agreement.

11.11 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL A PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, MULTIPLE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE ARISING OUT OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Research, Development and Commercialization Agreement in duplicate originals by their proper officers as of the Effective Date.

XOMA (US) LLC		NOVARTIS VACCINES AND DIAGNOSTICS, INC.

By:		By:
	Mary L. Anderson		Name:
	Vice President, Business Development		Title:

Schedule 1.4

Agreement Targets

1.	CD40

2.	[*]

3.	[*]

4.	[*]

5.	[*]

6.	[*]

Schedule 1.24

Inactive Targets as of the Effective Date

[*]

Schedule 1.29

NVDI Background IP

[*]

Schedule 1.48

XOMA Background IP

[*]

Schedule 3.4

Certain Items

[*]

Schedule 3.7

Form of Invoice

Sender’s Logo	INVOICE

INVOICE DATE:
Street	MMM DD, 20YY
Town, Country
Phone and Fax Nr.	INVOICE No.: XXXX

Bill To:	For:
Company	Product X Royalties xxx Quarter, 20YY
Address	(or Milestone for event Y)
Att. Mr. XXXX
Address
Address

DESCRIPTION	AMOUNT (USD)

Product X royalties January - March 20YY calculated based on Novartis provided sales report	US$	000’000.00

(Or milestone payment for event Y, according to paragraph XY of agreement ZZZZ dated...... )

Please specify the event for which the invoice is due, and add any copies of invoices from third parties in case reimbursement for third party work is agreed to
Please remit by wire transfer within 60 days to:
Receiving Bank -
Swift Code -
ABA Number -
Credit Account -
Beneficiary -

TOTAL		000’000,00

If you have any questions concerning this invoice, contact

or e-mail to

VAT -Reg. No. Xxxxxxxxxx (if partner has one)

Best regards,

Schedule 6.4

Press Release

XOMA Restructures Drug Development Collaboration Including Oncology Drug Candidate HCD122

XOMA to Receive Upfront Cash, Potential Milestones and Higher Royalties, Full Funding of Ongoing R&D, Reduction of Existing Loan and Elimination of Certain XOMA Payment Obligations

BERKELEY, Calif., Nov 10, 2008 (GlobeNewswire via COMTEX News Network) — XOMA Ltd. (Nasdaq:XOMA), a leader in the discovery and development of therapeutic antibodies, today announced the restructuring of its product development collaboration with Novartis Vaccines and Diagnostics, Inc. (“Novartis”), which involves six development programs including the ongoing HCD122 program. Under the restructured agreement Novartis will make an upfront payment to XOMA of $6.2 million; fully fund all future R&D expenses; reduce existing debt by $7.5 million; pay potential milestones of up to $14 million and double-digit royalty rates for two ongoing product programs including HCD122; and provide XOMA with options to develop or receive royalties on four additional programs currently pending selection. In exchange, Novartis will have control over the HCD122 program and the additional ongoing program, as well as the right to expand the development of these programs into additional indications outside of oncology. As part of the agreement, NVS will pay XOMA for all project costs incurred after July 1.

Novartis will pay XOMA royalties on sales of HCD122 and one other active product program candidate, based on aggregate sales in all indications. If either XOMA or Novartis chooses to activate any or all of the four currently pending programs, the developing company will pay the other party reduced royalties on sales of any resulting products. In all cases, royalty rates are subject to certain customary adjustments.

“The restructured agreement with Novartis allows XOMA to focus our resources on proprietary projects like XOMA 052, an anti-inflammatory drug candidate designed for use in multiple diseases, while maintaining a share of the potential value of the product candidates resulting from the collaboration,” noted Steven Engle, Chairman and Chief Executive Officer of XOMA. “Importantly, the development of HCD122 can now be expanded under Novartis’ leadership into new disease indications. We believe this expansion is a key step in realizing the full potential of this program.”

About the Agreement

Formed in 2004, the collaboration between XOMA and Novartis (then Chiron Corporation) began with the signing of an exclusive, worldwide, multi-product agreement to develop and commercialize multiple antibody products for the treatment of cancer. The companies shared expenses and revenues, generally on a 70-30 basis, with XOMA’s share being 30 percent. Financial terms included initial payments to XOMA in 2004 totaling $10.0 million and a note agreement, secured by XOMA’s interest in the collaboration, to fund up to 75 percent of the company’s share of expenses beginning in 2005. In the first quarter of 2007, the mutual obligations of XOMA and Novartis to work together on an exclusive basis in oncology expired, except with respect to existing collaborative product development projects.

As of June 30, 2008, XOMA had $21.3 million of outstanding principal on its secured note agreement with Novartis. Under the revised agreement, the principal has been reduced by $7.5 million to $13.8 million. The remaining principal of approximately $13.8 million is due in 2015 and accrues interest at a rate of 2 percent plus LIBOR. Under the revised agreement, no additional draw downs on the note may be made by XOMA.

About HCD122

HCD122 is a fully human monoclonal antibody that targets CD40. The investigational drug is in a Phase 1/B-2A clinical trial for the treatment of lymphoma and a Phase 1 clinical trial for the treatment of multiple myeloma. The antibody has a dual mechanism of action that involves inhibition of CD40-ligand mediated growth and survival while recruiting immune effector cells to kill CD40-expressing tumor cells through a process known as antibody-dependent cellular cytotoxicity (ADCC). CD40, a member of the tumor necrosis factor superfamily, is a cell surface antigen expressed in B-cell malignancies and involved in a broad variety of immune and inflammatory responses.

About XOMA

XOMA discovers, develops and manufactures therapeutic antibody and other agents designed to treat inflammatory, autoimmune, infectious and cancerous diseases and is engaged in 16 active development projects. The company’s expanding pipeline includes XOMA 052, an anti-IL-1 beta antibody, and XOMA 629, a synthetic antimicrobial peptide compound derived from bactericidal/permeability-increasing protein.

XOMA’s proprietary development pipeline is primarily funded by multiple revenue streams resulting from the licensing of its antibody technologies, product royalties, development collaborations, and biodefense contracts. XOMA’s technologies and experienced team have contributed to the success of marketed antibody products, including RAPTIVA(r) (efalizumab) for chronic moderate to severe plaque psoriasis, LUCENTIS(r) (ranibizumab injection) for wet age-related macular degeneration and CIMZIA(r) (certolizumab pegol) for Crohn’s disease.

The company has a premier antibody discovery and development platform that incorporates leading antibody phage display libraries and XOMA’s proprietary Human Engineering(tm) and bacterial cell expression technologies. Bacterial cell expression is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, more than 50 pharmaceutical and biotechnology companies have signed BCE licenses.

In addition to developing its own products, XOMA develops products with premier pharmaceutical companies including Schering-Plough Research Institute and Takeda Pharmaceutical Company Limited. XOMA has a fully integrated product development infrastructure, extending from pre-clinical science to marketing approval, and a team of 330 employees at its Berkeley location. For more information, please visit http://www.xoma.com.

Certain statements contained herein concerning contingent payments under existing agreements and/or product development or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

Among other things XOMA will not receive contingent payments under existing contracts if related milestone events are not achieved or if royalty-bearing products are not successfully developed, approved for sale and sold.

These and other risks, including those related to the results of discovery and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative relationships; the ability of collaborators and other partners to meet their obligations; XOMA’s ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demands for products; scale-up and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA’s financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects.

Porter	Novelli Life Sciences for XOMA
Media & Investors Contact:
Carolyn Hawley
619-849-5375
chawley@pnlifesciences.com